Exhibit 99.2

CITIC Capital Acquisition Corp. Completes $276 Million Initial Public Offering

February 13, 2020 – CITIC Capital Acquisition Corp. (the “Company”) today announced the closing of its initial public offering of 27,600,000 units, which includes 3,600,000 units issued pursuant to the exercise by the underwriters of their over-allotment option in full. The offering was priced at $10.00 per unit, resulting in gross proceeds of $276,000,000.

CITIC Capital Acquisition Corp. is a blank check company incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an initial business combination target in any business or industry, the Company intends to search globally for companies in the energy efficiency, clean technology and sustainability sectors, with a focus on companies that the Company believes can be positioned for success in China, as well as other markets in Asia and beyond.

Credit Suisse acted as the sole book running manager of the offering.

The Company’s units began trading on The New York Stock Exchange (the “NYSE”) on February 11, 2020 under the ticker symbol “CCAC.U”. Each unit consists of one Class A ordinary share and one-half of one redeemable warrant, with each warrant whole exercisable to purchase one Class A ordinary share at a price of $11.50 per share. After the securities comprising the units begin separate trading, the Class A ordinary shares and the warrants are expected to be listed on the NYSE under the symbols “CCAC” and “CCAC WS,” respectively.

A registration statement relating to these securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on February 10, 2020. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering is being made only by means of a prospectus. Copies of the prospectus relating to this offering may be obtained from Credit Suisse Securities (USA) LLC at Attn: Prospectus Department, Eleven Madison Avenue, 3rd floor, New York, NY 10010, by telephone at (800) 221-1037 or by email at usa.prospectus@credit-suisse.com.

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the Company’s search for an initial business combination. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement for the initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

Fanglu Wang, Chief Executive Officer

+86 10 5802 3889